Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cheryl Presuto, Chief Financial Officer TeamStaff, Inc. 1 Executive Drive Somerset, NJ 08873 866-352-5304	Donald C. Weinberger/Diana Bittner (media) Wolfe Axelrod Weinberger Associates, LLC 212-370-4500 don@wolfeaxelrod.com diana@wolfeaxelrod.com

TeamStaff Regains Compliance with Nasdaq $1.00 Minimum Bid Rule

Somerset, New Jersey – February 2, 2010 — TeamStaff, Inc. (Nasdaq: TSTF) a leading healthcare and logistical staffing provider serving the Federal Government, today announced that it has received a letter from The Nasdaq Stock Market, indicating that the Company has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market, pursuant to the Nasdaq Marketplace Rules. In the letter, Nasdaq advised the Company that this matter is now closed.

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff through its subsidiary, TeamStaff Government Solutions, specializes in providing medical, logistic, information technology and office administration professionals through nationwide Federal Supply Schedule contracts with both the United States General Services Administration and the United States Department of Veterans Affairs. For more information, visit the TeamStaff web site at www.teamstaff.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit and retain qualified temporary and permanent healthcare professionals and administrative staff on acceptable terms; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups, government agencies and other customers on terms attractive to us and to secure orders related to those contracts; changes in the timing of customer orders for placement of temporary and permanent healthcare professionals and administrative staff; the overall level of demand for our services; our ability to successfully implement our strategic growth, acquisition and integration strategies; the effect of existing or future government legislation and regulation; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.

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